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                                                                   Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS

GENERAL MOTORS CORPORATION:

We consent to the incorporation by reference in this Registration Statement on Form S-4 of General Motors Corporation of:

 . our report dated April 12, 1999 appearing in the Current Report on Form 8-K of General Motors Corporation dated April 12, 1999 and filed with the Securities and Exchange Commission on April 15, 1999; and

 . our report dated January 20, 1999 (March 1, 1999 as to Note 19) appearing in the Registration Statement on Form 10 of Hughes Electronics Corporation dated and filed with the Securities and Exchange Commission on August 13, 1999.

We also consent to the references to us under the heading "Experts" in this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Detroit, Michigan
February 22, 2000